THIRD AMENDED AND RESTATED DECLINING REVOLVING CREDIT NOTE
$5,000,000.00                                        July 31, 2016
For value received, the undersigned, CARDINAL ETHANOL, LLC, an Indiana limited liability company (the "Borrower"), promises to pay to the order of FIRST NATIONAL BANK OF OMAHA (the "Lender"; which term shall include any subsequent holder hereof), in lawful money of the United States of America, at such address as is required by the Lender, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00), or, if different, the principal amount outstanding under Section 2.01(a)(ii) of the Credit Agreement referred to below.
This Third Amended and Restated Declining Revolving Credit Note (the "Note") is the Declining Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the First Amended and Restated Construction Loan Agreement, dated June 10, 2013 between the Borrower and the Lender (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the "Credit Agreement")). To the extent of any conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used but not defined in this Note have the meanings given to them in the Credit Agreement. This Note amends and restates that certain Second Amended and Restated Declining Revolving Credit Note dated July 23, 2015 executed and delivered by the Borrower in favor of the Lender, but is not a novation thereof.
Borrower may request advances on this Note as provided for in the Credit Agreement. Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement.
The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Lender, consistent with the terms of the Credit Agreement, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.
Time is of the essence with respect to this Note. To the fullest extent permitted by applicable law, the Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Lender from time to time in respect of the time of payment or any other provision of this Note.
This Note shall be governed by the laws of the State of Nebraska, without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

CARDINAL ETHANOL, LLC

By:    /s/ William Dartt
Title    Chief Financial Officer and Treasurer

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